================================================================================




                       ADMINISTRATIVE SERVICES AGREEMENT


                                 by and between


                     UNUM LIFE INSURANCE COMPANY OF AMERICA


                                      and


                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY



                          Dated as of October 1, 1996






================================================================================

                               TABLE OF CONTENTS


ARTICLE I      DEFINITIONS.....................................................    2

ARTICLE II     APPOINTMENT; STANDARDS; NOTIFICATION OF
               CONTRACTHOLDERS; GUARANTEE......................................    5
     Section 2.01.   Appointment and Acceptance of Appointment.................    5
     Section 2.02.   Standards.................................................    5
     Section 2.03.   Notification of Contractholders...........................    5
     Section 2.04.   Service Standards for Novated Contracts; Access to Records
                     Relating to Novated Contracts.............................    6
     Section 2.05.   Guarantee.................................................    6

ARTICLE III    COLLECTIONS; DISBURSEMENTS......................................    6
     Section 3.01.   Collection Services.......................................    6
     Section 3.02.   Processing of Disbursements...............................    7
     Section 3.03.   Payment of Disbursements..................................    7
     Section 3.04.   Denied Disbursements......................................    7

ARTICLE IV     BOOKS AND RECORDS; REPORTS......................................    8
     Section 4.01.   Maintenance of Books and Records..........................    8
     Section 4.02.   Exchange Act Undertaking..................................    8
     Section 4.03.   Transaction Report........................................    9
     Section 4.04.   Novation Data.............................................    9
     Section 4.05.   Novation Report...........................................    9
     Section 4.06.   Final Balance Sheet.......................................    9

ARTICLE V      INABILITY TO PERFORM SERVICES; ERRORS...........................    9
     Section 5.01.   Inability to Perform Services.............................    9
     Section 5.02.   Errors....................................................    9

ARTICLE VI     REGULATORY MATTERS; REPRESENTATIONS.............................   10
     Section 6.01.   Corporate Power of Purchaser..............................   10
     Section 6.02.   Responsibilities of Purchaser.............................   10
     Section 6.03.   Representation of Seller..................................   10

ARTICLE VII    INDEMNIFICATION.................................................   10
     Section 7.01.   Indemnification...........................................   10
     Section 7.02.   Notice of Asserted Liability..............................   11
     Section 7.03.   Right to Contest Claims of Third Parties..................   11
     Section 7.04.   Indemnification Payments..................................   12

ARTICLE VIII   DURATION; TERMINATION...........................................   12
     Section 8.01.   Duration..................................................   12
     Section 8.02.   Termination...............................................   13
     Section 8.03.   Monthly Expense Allowance.................................   13

ARTICLE IX     ARBITRATION.....................................................   14
     Section 9.01.   Agreement to Arbitrate....................................   14
     Section 9.02.   Location..................................................   14
     Section 9.03.   Appointment of Arbitrators................................   14
     Section 9.04.   Decision..................................................   14
     Section 9.05.   Costs of Arbitration......................................   14
     Section 9.06.   Survival of Article.......................................   14
     Section 9.07.   Enforcement...............................................   14

ARTICLE X      INSURANCE.......................................................   14
     Section 10.01.  Liability Insurance.......................................   14
     Section 10.02.  Fidelity Bond.............................................   15

ARTICLE XI     MISCELLANEOUS...................................................   15
     Section 11.01.  Headings, Schedules and Exhibits..........................   15
     Section 11.02.  Notices...................................................   15
     Section 11.03.  Amendments................................................   16
     Section 11.04.  Execution in Counterpart..................................   16
     Section 11.05.  Limited Authority.........................................   16
     Section 11.06.  Assignment................................................   16
     Section 11.07.  No Third Party Beneficiaries..............................   16
     Section 11.08.  Subcontracting............................................   17
     Section 11.09.  Change in Status..........................................   17
     Section 11.10.  Survival..................................................   17
     Section 11.11.  Further Assurances........................................   17
     Section 11.12.  Governing Law.............................................   17

                                   SCHEDULES

SCHEDULE 1.01      INSURANCE CONTRACTS
SCHEDULE 1.02      SELLER SEPARATE ACCOUNT
SCHEDULE 1.03      ADMINISTRATIVE SERVICES
SCHEDULE 1.04      TIMING STANDARDS


                                    EXHIBITS

EXHIBIT A          SERVICES AGREEMENT

                       ADMINISTRATIVE SERVICES AGREEMENT
                       ---------------------------------


          THIS ADMINISTRATIVE SERVICES AGREEMENT (this "Agreement"), dated as of October 1, 1996, is made by and between UNUM Life Insurance Company of America, a Maine domiciled stock life insurance company ("Seller"), and The Lincoln National Life Insurance Company, an Indiana domiciled stock life insurance company ("Purchaser").

          WHEREAS, pursuant to an indemnity reinsurance agreement between Seller and Purchaser that is being executed concurrently with this Agreement (the "Indemnity Reinsurance Agreement"), Purchaser has agreed to indemnify Seller for 100% of the general account insurance liabilities under the Insurance Contracts (as defined below) in effect as of the date hereof (such general account insurance liabilities are referred to herein as the "General Account Liabilities") until such time (if ever) that each such Insurance Contract shall be transferred to Purchaser through assumption reinsurance and become a novated contract pursuant to the Assumption Reinsurance Agreement (as defined below); and

          WHEREAS, pursuant to an assumption reinsurance agreement between Seller and Purchaser that is being executed concurrently with this Agreement (the "Assumption Reinsurance Agreement"), Purchaser has agreed to assume by novation the General Account Liabilities and the separate account liabilities under each Insurance Contract in effect as of the date hereof (the "Separate Account Liabilities"); and

          WHEREAS, pursuant to a coinsurance and assumption agreement that is being executed concurrently with this Agreement (the "Coinsurance and Assumption Agreement") and a post-closing indemnity reinsurance agreement that is being executed concurrently with this Agreement (the "Post-Closing Indemnity Reinsurance Agreement"), Seller has agreed to issue additional Insurance Contracts to be initially indemnity reinsured by Purchaser and subsequently assumed by Purchaser by novation; and

          WHEREAS, Seller wishes to appoint Purchaser to provide all administrative services with respect to the Insurance Contracts and the Seller Separate Account (as defined below) pending the assumption by Purchaser of such liabilities pursuant to the Assumption Reinsurance Agreement or the Coinsurance and Assumption Agreement, as applicable, and Purchaser desires to provide such administrative services in consideration for Seller entering into the Asset Transfer and Acquisition Agreement (as defined below); and

          WHEREAS, pursuant to an intercompany service agreement between Purchaser and LLANY (as defined herein), Purchaser has agreed to perform certain of the obligations of LLANY under (i) an administrative services agreement between Seller and LLANY that is being executed concurrently with this Agreement and (ii) an administrative services agreement between LLANY and First UNUM Life Insurance Company that is being executed concurrently with this Agreement (the agreements described in clauses (i) and (ii) being referred to herein collectively as the "LLANY Agreements");

          NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and upon the terms and conditions set forth herein, the parties to this Agreement agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          The following terms shall have the respective meaning set forth below throughout the Agreement:

          "Administrative Services" shall have the meaning set forth in Section
           -----------------------
2.01 hereof.

          "Asserted Liability" shall have the meaning set forth in Section 7.03
           ------------------
hereof.

          "Asset Transfer and Acquisition Agreement" means the Second Amended
           ----------------------------------------
and Restated Asset Transfer and Acquisition Agreement entered into by and between Seller and Purchaser dated as of January 24, 1996, to which LLANY has been added as a party.

          "Assumption Reinsurance Agreement" shall have the meaning set forth in
           --------------------------------
the second recital hereof.

          "Business" means the issuance and administration of the Insurance
           --------
Contracts and the other business activities of Seller related thereto.

          "Business Day" means any day on which the unit value of the Seller
           ------------
Separate Account is required to be calculated.

          "Coinsurance and Assumption Agreement" shall have the meaning set
           ------------------------------------
forth in the third recital hereof.

          "Commission" means the Securities and Exchange Commission.
           ----------

          "Effective Date" means the Effective Date as defined in the Indemnity
           --------------
Reinsurance Agreement.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.
           ------------

          "First UNUM Asset Transfer and Acquisition Agreement" means the
           ---------------------------------------------------
Amended and Restated Asset Transfer and Acquisition Agreement entered into by and between First UNUM Life Insurance Company and Purchaser dated as of March 20, 1996, to which LLANY has been added as a party.

          "General Account Liabilities" shall have the meaning set forth in the
           ---------------------------
first recital hereof.

          "Indemnified Party" shall have the meaning set forth in Section 7.02
           -----------------
hereof.

          "Indemnifying Party" shall have the meaning set forth in Section 7.02
           ------------------
hereof.

          "Indemnity Reinsurance Agreement" shall have the meaning set forth in
           -------------------------------
the first recital hereof.

          "Insurance Contracts" means all group annuity contracts issued by
           -------------------
Seller that are listed on Schedule 1.01 hereto and all additional group annuity contracts issued by Seller after the date hereof that are reinsured by Purchaser pursuant to the terms of the Coinsurance and Assumption Agreement or the Post-Closing Indemnity Reinsurance Agreement (as defined below) and all certificates and participation agreements issued in accordance with the terms of such group annuity contracts (including all supplements, endorsements, riders and ancillary agreements in connection therewith).

          "Intermediary" means an individual or entity designated by a
           ------------
contractholder as its broker of record or as the individual or entity that will act on such contractholder's behalf, in some or all respects, in connection with such contractholder's Insurance Contract.

          "License Agreements" shall have the meaning set forth in the Asset
           ------------------
Transfer and Acquisition Agreement.

          "LLANY" means Lincoln Life & Annuity Company of New York, an affiliate
           -----
of Purchaser.

          "LLANY Agreements" shall have the meaning set forth in the fifth
           ----------------
recital hereof.

          "Monthly Rate" shall have the meaning set forth in Section 8.03
           ------------
hereof.

          "NAIC" means the National Association of Insurance Commissioners.
           ----

          "NASD" means the National Association of Securities Dealers, Inc.
           ----

          "Non-Novated Contracts" means the Insurance Contracts that are not
           ---------------------
Novated Contracts.

          "Novated Contracts" means the Insurance Contracts assumed by Purchaser
           -----------------
under the Assumption Reinsurance Agreement, the Coinsurance and Assumption Agreement or the Post-Closing Assumption Reinsurance Agreement (as defined below), as applicable.

          "Person" means any individual, corporation, partnership, firm, joint
           ------
venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

          "Post-Closing Assumption Reinsurance Agreement" means the Post-Closing
           ---------------------------------------------
Assumption Reinsurance Agreement entered into by and between Purchaser and Seller dated as of the date hereof.

          "Post-Closing Indemnity Reinsurance Agreement" shall have the meaning
           --------------------------------------------
set forth in the third recital hereof.

          "Purchaser" shall have the meaning set forth in the introductory
           ---------
paragraph hereof.

          "Purchaser Losses" shall have the meaning set forth in Section 7.01
           ----------------
hereof.

          "Reserves" means the general account statutory reserves with respect
           --------
to the Insurance Contracts (without regard to the Indemnity Reinsurance Agreement) reported by Seller on its NAIC Convention Blanks (annual and quarterly) filed with the Insurance Department of the State of Maine.

          "Seller" shall have the meaning set forth in the introductory
           ------
paragraph hereof.

          "Seller Losses" shall have the meaning set forth in Section 7.01
           -------------
hereof.

          "Seller Separate Account" means the separate account of Seller
           -----------------------
described on Schedule 1.02 hereto.

          "Separate Account Liabilities" shall have the meaning set forth in the
           ----------------------------
second recital hereof.

          "Service Provider" means an individual or entity, other than an
           ----------------
Intermediary, that provides services to holders of Insurance Contracts or certificateholders thereunder.

          "Third Party Claimant" shall have the meaning set forth in Section
           --------------------
7.03 hereof.

          "Transition Services Agreement" shall have the meaning set forth in
           -----------------------------
the Asset Transfer and Acquisition Agreement.

                                  ARTICLE II

                            APPOINTMENT; STANDARDS;
                   NOTIFICATION OF CONTRACTHOLDERS; GUARANTEE
                   ------------------------------------------

          Section 2.01.  Appointment and Acceptance of Appointment.  Seller
                         -----------------------------------------
hereby appoints Purchaser to provide, with respect to the Insurance Contracts and the Seller Separate Account, the administrative services specified herein and in Schedule 1.03 hereto and any other administrative services specified in or necessary to administer the provisions of the Insurance Contracts (collectively, the "Administrative Services") for the period specified in
Section 8.01 of this Agreement, and Purchaser hereby accepts such appointment.

          Section 2.02.  Standards.  Purchaser acknowledges that the performance
                         ---------
of the Administrative Services in an accurate and timely manner is of paramount importance to Seller. Purchaser agrees to perform the Administrative Services with the skill, diligence and expertise commonly expected from experienced and qualified personnel performing such duties and in accordance with (i) the timing standards set forth on Schedule 1.04 hereto, (ii) industry standards in effect as of the Effective Date, to the extent not superseded by the timing standards set forth on Schedule 1.04 hereto, and (iii) all relevant federal, state and local laws, rules and regulations (as reasonably interpreted by Seller during the first 12 months after the Effective Date, and as interpreted by Purchaser thereafter).

          Notwithstanding the foregoing obligations, in recognition of the fact that Purchaser is taking over the administrative procedures used prior to the Effective Date by Seller, Purchaser shall not be obligated by this Agreement or any schedule hereto to perform during the first 12 months after the Effective Date the services required by this Agreement in a manner different from the manner in which such services are being provided by Seller immediately prior to the Effective Date; provided, however, that after the Effective Date Purchaser
                    --------  -------
shall make any changes required by changes in law (or the interpretation thereof) subsequent to the Effective Date and any changes required by changes in industry standards; and provided, further, that Purchaser shall administer the
                        --------  -------
Non-Novated Contracts utilizing standards of service that are no lower than those utilized by Purchaser in the administration of the Novated Contracts. In addition, Purchaser shall not be required to fulfill the timing standards set forth on Schedule 1.04 hereto to the extent that, from time to time, Seller is in breach of its obligations under the License Agreements or the Transition Services Agreement, if Purchaser has notified Seller within three Business Days of such breach.

          Section 2.03.  Notification of Contractholders.  Purchaser agrees to
                         -------------------------------
send to (i) contractholders of the Insurance Contracts, (ii) Intermediaries, and
(iii) Service Providers, a written notice prepared by Seller and reasonably acceptable to Purchaser to the effect that Purchaser has been appointed by Seller to provide Administrative Services. Purchaser shall send such notice promptly after receipt thereof, but in no event more than 10 Business Days thereafter, by first class U.S. mail.

          Section 2.04.  Service Standards for Novated Contracts; Access to
                         --------------------------------------------------
Records Relating to Novated Contracts.  (a)  Purchaser hereby agrees that it
-------------------------------------
will provide the same level and quality of service with respect to the Novated Contracts as it provides hereunder with respect to the Insurance Contracts prior to their assumption by novation.

          (b) Purchaser agrees that Seller will be entitled to conduct examinations of Purchaser's books, records and operations pertaining to the Novated Contracts if such examination is reasonably necessary in connection with fulfilling any of Seller's legal obligations, at reasonable times and upon reasonable notice, for so long as any Novated Contracts shall be in effect.
This Section 2.04 shall survive the termination of this Agreement.

          Section 2.05.  Guarantee.  Purchaser hereby guarantees the full and
                         ---------
timely performance of each and every obligation of LLANY under each of the LLANY Agreements including, without limitation, the indemnification obligations of LLANY under such agreements in the event that LLANY fails to perform or satisfy any of such obligations when and as required to be performed or satisfied. In such event, Purchaser shall promptly perform or satisfy or cause to be performed or satisfied such obligations in place of LLANY. Purchaser shall pay, reimburse and indemnify Seller for any and all damages, costs, expenses, losses and other liabilities that Seller may sustain that result from the failure of Purchaser to perform or satisfy any of such obligations.


                                  ARTICLE III

                           COLLECTIONS; DISBURSEMENTS
                           --------------------------

          Section 3.01.  Collection Services.  Purchaser agrees to perform the
                         -------------------
following services with respect to amounts due from contractholders under the Insurance Contracts:

          (a) Collect deposits and other remittances from contractholders (including payments of principal or interest on contract loans) and from any collection facility, including Intermediaries and other persons or institutions that receive remittances with respect to the Insurance Contracts, and process the remittances in a manner reasonably acceptable to Seller taking into account, among other factors, that the remittances may include monies with respect to both Novated Contracts and Non-Novated Contracts.

          (b) Maintain records pertaining to the collection and processing of deposits or other remittances in the format utilized by Seller on the Effective Date or as otherwise agreed by the parties.

          (c) Promptly invest in the Seller Separate Account deposits collected which relate to the separate account portions of Insurance Contracts (including transfers from fixed options under the Insurance Contracts), and forward funds and required information to the underlying investment management companies in accordance with any applicable agreements.

          Section 3.02.  Processing of Disbursements.  Purchaser agrees to
                         ---------------------------
perform the following services with respect to disbursements made in respect of the Insurance Contracts for payment of death benefits, annuity benefits, withdrawals, surrenders, transfers, policy loans, returns of deposits, and any other disbursement.

          (a)  Receive and process requests for disbursements.

          (b) Evaluate requests for disbursements and either pay any such request for disbursement, in accordance with Section 3.03 hereof, or propose to deny any such request for disbursement in full or in part, in accordance with
Section 3.04 hereof, (i) within five Business Days after receipt of all documentation required to process any such disbursement, with respect to any request for a disbursement relating to the general account portion of an Insurance Contract, and (ii) within the time period specified in the applicable contract, with respect to any request for a disbursement relating to the separate account portion of an Insurance Contract, or, in the case of either clause (i) and clause (ii) above, within any shorter time provided by applicable statute, rule or regulation. In the event that Purchaser is unable to make a determination as to whether any such request for disbursement should be paid or denied within the specified period, it shall notify Seller immediately in writing and shall state in such notice the reasons for such delay.

          Section 3.03.  Payment of Disbursements.  Purchaser agrees to pay all
                         ------------------------
disbursements from its own funds under the Non-Novated Contracts in the name of Seller. Purchaser's disbursements payment authority under this Agreement will terminate immediately upon written notice from Seller, in which case Purchaser's obligations as to payment of disbursements shall be limited to notifying Seller of amounts payable and the identities of the relevant payees.

          Section 3.04.  Denied Disbursements.  (a)  Purchaser agrees to
                         --------------------
promptly notify Seller if it proposes to deny any disbursement request. The notice required under this Section 3.04 will contain the basis for Purchaser's decision to deny such disbursement request. Purchaser may not deny a disbursement request if Seller objects to such denial in writing within 10 Business Days of Seller's receipt of the notice required under this Section 3.04 (or within such shorter period as may be required to permit the relevant disbursement to be made within the time period required by any applicable law or regulation). In the event that Purchaser notifies Seller of a proposed denial on the Business Day that the disbursement would be required to be made and Seller objects to such proposed denial, then the disbursement shall be made as soon as practicable thereafter, and Seller acknowledges that such disbursement may be made later than the date otherwise required by this Agreement.

          (b) Purchaser agrees to immediately notify Seller of any litigation that has been instituted or threatened, or of any complaint which any person has filed or has threatened to file with any state insurance department or other regulatory agency, with respect to any denied disbursement request or any disbursement request-handling procedure in connection with an Insurance Contract, regardless of whether the disbursement request was paid or denied, or with respect to any other matter relating to an Insurance Contract.

Such notice shall contain a report summarizing the nature of the litigation or complaint, the alleged actions or omissions giving rise to the litigation or complaint and copies of any files that Seller may require to respond to the litigation or complaint.

          (c) Purchaser shall pay the expenses of any litigation or regulatory proceeding with respect to the Insurance Contracts (subject to any indemnification rights of Purchaser under this Agreement or any other agreement between Purchaser and Seller).


                                   ARTICLE IV

                           BOOKS AND RECORDS; REPORTS
                           --------------------------

          Section 4.01.  Maintenance of Books and Records.  (a)  For the
                         --------------------------------
duration of this Agreement, Purchaser shall maintain, at a location to be agreed upon by Purchaser and Seller, books and records of all transactions pertaining to the Insurance Contracts, including, but not limited to, any disbursement requests submitted in respect of the Insurance Contracts and any documents relating thereto, any communications relating to any Insurance Contract, any communication with any regulatory authority, complaint logs and all data used by Purchaser in the performance of services required under this Agreement. These books and records shall be maintained (i) in accordance with any and all applicable statutes, rules and regulations and (ii) in a format no less accessible than the format in which such books and records are maintained on the date hereof. All such books and records pertaining to an Insurance Contract shall be the property of Seller until such Insurance Contract is novated pursuant to the Assumption Reinsurance Agreement or the Coinsurance and Assumption Agreement, as applicable, and shall be made available to Seller, its auditors or other designees, and regulatory agencies, during normal business hours and at any other time on reasonable notice, for review, inspection, examination and reproduction. Upon termination of this Agreement, all books and records pertaining to Insurance Contracts which have not been novated shall be delivered promptly to Seller or such other person or entity as Seller shall designate in writing.

          (b) Purchaser shall back up all of its computer files used in the performance of services under this Agreement on a daily basis and shall maintain back-up files in an off-site location.

          (c) Purchaser shall maintain facilities and procedures reasonably acceptable to Seller for safekeeping all records used in the performance of services under this Agreement.

          Section 4.02.  Exchange Act Undertaking.  Purchaser or its affiliated
                         ------------------------
broker-dealer shall file with the Commission the undertaking required by Rule 17a-4(i) under the Exchange Act with respect to any records that either Purchaser or such affiliated broker-dealer maintains that are required to be maintained under the provisions of the Exchange Act by UNUM Sales Corporation or by any other broker-dealers that are authorized to sell the Insurance Contracts.

          Section 4.03.  Transaction Report.  Within five Business Days of the
                         ------------------
end of each calendar month during the term of this Agreement, Purchaser shall provide Seller with a summary report and accounting of all transactions, including receipts, payments, policy loans, surrenders and other matters, that have occurred during that month, in a form acceptable to Seller. Purchaser shall provide a final accounting to Seller within five Business Days following the end of the month during which the termination of this Agreement occurs.

          Section 4.04.  Novation Data.  Within five Business Days after the end
                         -------------
of each week during the term of this Agreement, Purchaser shall provide to Seller data, in electronic format compatible with Seller's systems, indicating all Insurance Contracts assumed by novation by Purchaser during the prior week.

          Section 4.05.  Novation Report.  Within five Business Days after the
                         ---------------
end of each month during the term of this Agreement, Purchaser shall provide to Seller a report, in a form reasonably acceptable to Seller, showing all contractholders of the Insurance Contracts and certificateholders under the Insurance Contracts and their current novation status.

          Section 4.06.  Final Balance Sheet.  Purchaser shall assist Seller, as
                         -------------------
reasonably requested by Seller, in the preparation of the Proposed Balance Sheet and the Final Balance Sheet, as such terms are defined in the Asset Transfer and Acquisition Agreement and the First UNUM Asset Transfer and Acquisition Agreement.


                                   ARTICLE V

                     INABILITY TO PERFORM SERVICES; ERRORS
                     -------------------------------------

          Section 5.01.  Inability to Perform Services.  Purchaser shall notify
                         -----------------------------
Seller of any interruption in Purchaser's performance of any of the services required under this Agreement for a period of more than one day. In the event that Purchaser shall be unable to perform services as required by this Agreement for any reason for a period that can reasonably be expected to exceed one day, Purchaser shall cooperate with Seller in obtaining an alternative means of providing such services. Purchaser will be responsible for all costs incurred in either restoring services or obtaining an alternative source of services.

          Section 5.02.  Errors.  Purchaser shall, at its own expense,
                         ------
immediately correct any errors in Administrative Services (including, without limitation, failure to comply with any of the timing standards specified in
Schedule 1.04 hereto) caused by it upon receiving notice thereof from Seller or otherwise. This obligation includes, without limitation, reimbursement to the Seller Separate Account and the management investment companies underlying that account for any dilution or other adverse effect due to transactions made effective as of an earlier date, commonly referred to as "breakage."

                                  ARTICLE VI

                      REGULATORY MATTERS; REPRESENTATIONS
                      -----------------------------------

          Section 6.01.  Corporate Power of Purchaser.  Purchaser represents and
                         ----------------------------
warrants that it has the corporate power to perform the services required under this Agreement.

          Section 6.02.  Responsibilities of Purchaser.  Purchaser, on behalf of
                         -----------------------------
Seller, shall be responsible for all state insurance department filings (including, but not limited to, filings of riders and amendments) and for any and all licensing requirements (other than Seller's licenses) with respect to or in connection with the Non-Novated Contracts.

          Section 6.03.  Representation of Seller.  Seller represents and
                         ------------------------
warrants that, immediately prior to the Effective Date, Seller is providing the services required by this Agreement and the Schedules hereto, except those services which arise as a result of the consummation and implementation of the Asset Transfer and Acquisition Agreement.


                                  ARTICLE VII

                                INDEMNIFICATION
                                ---------------

          Section 7.01.  Indemnification.  (a)  Purchaser agrees to indemnify
                         ---------------
and hold harmless Seller and any of its directors, officers, employees, agents or affiliates from any and all losses, costs, claims, demands, compensatory, extracontractual and/or punitive damages, fines and penalties (collectively, "Seller Losses") arising out of or caused by: (i) fraud, theft or embezzlement by officers, employees or agents of Purchaser during the term of this Agreement;
(ii) the failure, either intentional or unintentional, of Purchaser to properly perform the services required by this Agreement, including, without limitation, the failure to properly process, evaluate and pay disbursement requests in accordance with the terms of this Agreement; (iii) any other act of negligence or willful misconduct committed by officers, agents or employees of Purchaser during the term of this Agreement; (iv) the breach of any representation or warranty of Purchaser; (v) any failure of Purchaser to comply with applicable laws, rules and regulations during the term of this Agreement other than, during the first 12 months after the Effective Date, Seller Losses arising out of or caused by actions or inactions of Purchaser consistent with the manner in which such services are being provided by Seller immediately prior to the Effective Date, except if changes are required pursuant to Section 2.02 hereof; or (vi) the failure of any Person described in clause (ii) of Section 11.08 to properly perform the services that Purchaser is to provide hereunder.

          (b) Seller agrees to indemnify and hold harmless Purchaser and any of its directors, officers, employees, agents or affiliates from any and all losses, costs, claims, demands, compensatory, extracontractual and/or punitive damages, fines and penalties

(collectively, "Purchaser Losses") arising out of or caused by: (i) fraud, theft or embezzlement by officers, employees or agents of Seller during the term of this Agreement; (ii) any other act of negligence or willful misconduct committed by officers, agents or employees of Seller during the term of this Agreement;
(iii) any breach of any representation or warranty of Seller; or (iv) any failure of Seller to comply with applicable laws, rules and regulations during the term of this Agreement, other than any failure caused by the action or inaction of Purchaser not in compliance with the terms of this Agreement.

          Section 7.02.  Notice of Asserted Liability.  In the event that either
                         ----------------------------
party hereto asserts a claim for indemnification hereunder, such party seeking indemnification (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") specifying the facts constituting the basis for, and the amount (if known) of, the claim asserted.

          Section 7.03.  Right to Contest Claims of Third Parties.  (a)  If an
                         ----------------------------------------
Indemnified Party asserts a claim for indemnification hereunder because of a claim or demand made, or an action, proceeding or investigation instituted, by any Person not a party to this Agreement (a "Third Party Claimant") that may result in a Purchaser Loss with respect to which Purchaser is entitled to indemnification pursuant to Section 7.01(a) hereof or a Seller Loss with respect to which Seller is entitled to indemnification pursuant to Section 7.01(b) hereof (an "Asserted Liability"), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof, but in no event shall such notice be given later than 30 Business Days after such Asserted Liability is actually known to the Indemnified Party. Failure to deliver notice with respect to an Asserted Liability in a timely manner shall not be deemed a waiver of the Indemnified Party's right to indemnification for Losses in connection with such Asserted Liability but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party's losses would have been less had such notice been timely delivered.

          (b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to investigate, contest, defend or settle the Asserted Liability; provided, that the Indemnified Party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Asserted Liability through representatives and counsel of its own choosing. The failure of the Indemnifying Party to respond in writing to proper notice of an Asserted Liability within 20 days after receipt thereof shall be deemed an election not to defend the same. Unless and until the Indemnifying Party elects to defend the Asserted Liability, the Indemnified Party shall have the right, at its option and at the Indemnifying Party's expense, to do so in such manner as it deems appropriate, including, but not limited to, settling such Asserted Liability (after giving notice of the settlement to the Indemnifying Party) on such terms as the Indemnified Party deems appropriate.

          (c) Except as provided in the immediately preceding sentence, the Indemnified Party shall not settle or compromise any Asserted Liability for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) during the twenty (20) day period specified above.

          (d) The Indemnifying Party shall be entitled to participate in (but not to control) the defense of any Asserted Liability which it has elected, or is deemed to have elected, not to defend, with its own counsel and at its own expense. If the Indemnifying Party seeks to question (i) the manner in which the Indemnified Party defended an Asserted Liability with respect to which the Indemnifying Party elected, or is deemed to have elected, not to defend or (ii) the amount or nature of any settlement entered into by the Indemnified Party in connection with such Asserted Liability, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such Asserted Liability in a reasonably prudent manner.

          (e)  Except as provided in the first sentence of paragraph (b) of this
Section 7.03, the Indemnifying Party shall bear all costs of defending any Asserted Liability and shall indemnify and hold the Indemnified Party harmless against and from all costs, fees and expenses incurred in connection therewith.

          (f) Purchaser and Seller shall make mutually available to each other all relevant information in their possession relating to any Asserted Liability and shall cooperate with each other in the defense thereof.

          Section 7.04.  Indemnification Payments.  Subject to a party's right
                         ------------------------
to defend pursuant to Section 7.03 hereof, an Indemnifying Party hereunder shall make an indemnification payment with respect to a Loss promptly after notice of such Loss to the Indemnifying Party. All such payments shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing.


                                 ARTICLE VIII

                             DURATION; TERMINATION
                             ---------------------

          Section 8.01.  Duration.  This Agreement shall commence on the date of
                         --------
its execution and continue until such time as all of the liabilities under the Insurance Contracts have been novated to Purchaser pursuant to the Assumption Reinsurance Agreement or the Coinsurance and Assumption Agreement, as applicable, unless earlier terminated pursuant to Section 8.02 below, and, except with respect to Section 2.04 hereof, shall terminate as to each Insurance Contract on the effective date of the novation of such Insurance Contract pursuant to the Assumption Reinsurance Agreement or the Coinsurance and Assumption Agreement, as applicable. Upon any termination of this Agreement pursuant to Section 8.02, the services performed by Purchaser shall be assumed by Seller or Seller's designee. Purchaser shall cooperate fully in the transfer of services and the books and records maintained by Purchaser pursuant to
Section 4.01 hereof to Seller or Seller's designee, so that Seller or its designee will be able to perform the services required under this Agreement without interruption following termination of this Agreement.

          Section 8.02.  Termination.  (a)  This Agreement is subject to
                         -----------
immediate termination at the option of Seller, upon written notice to Purchaser, on the occurrence of any of the following events:

             (i) A voluntary or involuntary proceeding is commenced in any state by or against Purchaser for the purpose of conserving, rehabilitating or liquidating Purchaser, or Purchaser shall lose its authority to perform services hereunder;

             (ii) There is a material breach by Purchaser of any term or condition of this Agreement, or there occurs a material act of dishonesty by any of Purchaser's officers, employees or agents in the performance of services hereunder, that is not cured by Purchaser within 30 days of receipt of written notice from Seller of such breach or act;

             (iii) Purchaser or its successor is dissolved or merged or there occurs a change in control of Purchaser or its successor requiring the permission of the Indiana Insurance Department, other than a change of control which is preceded by a permitted assignment of this Agreement pursuant to the terms of Section 11.06 hereof;

             (iv) Any liability policy or bond required pursuant to Article X of this Agreement is canceled, terminated or substantially revised; or

             (v) Purchaser is unable to perform the services required under Articles III, IV and V of this Agreement for a period of 30 days for any reason.

          (b) This Agreement may be terminated at any time upon the mutual written consent of the parties hereto, which writing shall state the effective date of termination.

          Section 8.03.  Monthly Expense Allowance.  Purchaser agrees that, in
                         -------------------------
the event this Agreement is terminated, it shall pay to Seller a monthly expense allowance in an amount equal to the Monthly Rate multiplied by the mean level of
(i) Reserves with respect to the Non-Novated Contracts and (ii) Separate Account Liabilities for each month, as reimbursement for the costs which Seller will incur in administering the Insurance Contracts following such termination. During the first 12 months after the Effective Date, the Monthly Rate (if applicable) will be 2.5 basis points and, commencing 12 months after the Effective Date, the Monthly Rate will be 5.0 basis points.

                                  ARTICLE IX

                                  ARBITRATION
                                  -----------

          Section 9.01.  Agreement to Arbitrate.  The parties hereto shall act
                         ----------------------
in all things with the highest good faith. In the event of any disputes or differences arising hereafter between the parties hereto with reference to any transaction under or relating in any way to this Agreement as to which agreement between the parties hereto cannot be reached, the same shall be submitted to arbitration, which shall be mandatory and binding; provided, however, that this
Article IX shall not apply in the event Purchaser shall become subject to a delinquency proceeding as defined in Section 29-9-1-2 of the Indiana Insurance Law. The arbitrators shall be free to reach their decision from the standpoint of equity and customary practices of the insurance and reinsurance industry rather than from that of strict legal principles.

          Section 9.02.  Location.  The arbitration shall be held in Portland,
                         --------
Maine.

          Section 9.03.  Appointment of Arbitrators.  The arbitration panel
                         --------------------------
shall consist of three arbitrators who must be officers of life insurance companies other than the parties to this Agreement or their respective affiliates or subsidiaries. Seller shall appoint one arbitrator and Purchaser the second. Such arbitrators shall then select the third arbitrator before arbitration commences. Should one of the parties decline to appoint an arbitrator, or should the two arbitrators be unable to agree upon the choice of a third, such appointment shall be left to the President of the American Academy of Actuaries.

          Section 9.04.  Decision.  Decisions of the arbitrators shall be by
                         --------
majority vote.

          Section 9.05.  Costs of Arbitration.  The costs of arbitration,
                         --------------------
including the fees of the arbitrators, shall be borne as the arbitrators shall decide.

          Section 9.06.  Survival of Article.  This Article IX shall survive
                         -------------------
the termination of this Agreement.

          Section 9.07.  Enforcement.  Judgment upon any award granted by the
                         -----------
arbitrators may be entered in a Federal court of competent jurisdiction located in Portland, Maine.


                                   ARTICLE X

                                   INSURANCE
                                   ---------

          Section 10.01.  Liability Insurance.  Purchaser shall maintain errors
                          -------------------
and omissions liability coverages in commercially prudent amounts, to cover any loss arising as a result of any real or alleged negligence, errors or omissions on the part of Purchaser's officers, agents or employees in any aspect of the performance of services under this Agreement.

          Section 10.02.  Fidelity Bond.  Purchaser shall maintain fidelity bond
                          -------------
coverage in commercially prudent amounts to cover any loss due to the misdeeds of Purchaser's officers, employees or agents.


                                   ARTICLE XI

                                 MISCELLANEOUS
                                 -------------

          Section 11.01.  Headings, Schedules and Exhibits.  Headings used
                          --------------------------------
herein are not a part of this Agreement and shall not affect the terms hereof. The attached Schedules and Exhibits are a part of this Agreement.

          Section 11.02.  Notices.  Any notice required or permitted hereunder
                          -------
shall be in writing and shall be delivered personally (by courier or otherwise), telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails, as follows:

          (a)  If to Purchaser to:

               The Lincoln National Life Insurance Company
               1300 South Clinton Street
               P.O. Box 1110
               Fort Wayne, Indiana  48601-1110
               Attention:  Carl L. Baker
               Telecopier No.: (219) 455-5135

               With a concurrent copy to:

               Sutherland, Asbill & Brennan
               1275 Pennsylvania Avenue, N.W.
               Washington, D.C.  20004
               Attention:  David A. Massey
               Telecopier No.: (202) 637-3593

          (b)  If to Seller to:

               UNUM Life Insurance Company of America
               2211 Congress Street
               Portland, Maine  04122
               Attention:  Kevin J. Tierney
               Telecopier No.:  (207) 770-4377

               With a concurrent copy to:

               LeBoeuf, Lamb, Greene & MacRae, L.L.P.
               125 West 55th Street
               New York, New York  10019-5389
               Attention:  Donald B. Henderson, Jr.
               Telecopier No.:  (212) 424-8500

          Any party may, by notice given in accordance with this Agreement to the other parties, designate another address or person for receipt of notices hereunder.

          Section 11.03.  Amendments.  This Agreement cannot be modified,
                          ----------
changed, discharged or terminated, except by an instrument in writing signed by an authorized officer of each of the parties hereto.

          Section 11.04.  Execution in Counterpart.  This Agreement may be
                          ------------------------
executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          Section 11.05.  Limited Authority.  Seller and Purchaser are not
                          -----------------
partners or joint venturers, and no employee or agent of either party shall be considered an employee or agent of the other. Purchaser's authority shall be limited to that which is expressly stated in this Agreement.

          Section 11.06.  Assignment.  This Agreement shall be binding upon and
                          ----------
inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by either party (in whole or in part) without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

          Section 11.07.  No Third Party Beneficiaries.  Except as otherwise
                          ----------------------------
specifically provided for herein, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          Section 11.08.  Subcontracting.  Purchaser may not subcontract for the
                          --------------
performance of any services that Purchaser is to provide hereunder, except as permitted in writing by Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing sentence, Purchaser shall be permitted to subcontract for the performance of any of such services with (i) any Person that is performing such services as a subcontractor for Seller as of the date hereof, without obtaining the consent of Seller so long as Purchaser notifies Seller of such subcontract on or prior to the effective date thereof or (ii) any Person that is performing such services as a subcontractor for Purchaser with respect to all or substantially all of Purchaser's insurance business that is similar to the insurance business to be administered hereunder.

          Section 11.09.  Change in Status.  Purchaser shall notify Seller
                          ----------------
immediately of any "change of control" filing, the adoption of any plan to liquidate, merge or dissolve Purchaser, or of any proceeding or lawsuit which effects Purchaser's ability to perform this Agreement, including, but not limited to, insolvency or rehabilitation proceedings.

          Section 11.10.  Survival.  The provisions of Section 2.04 hereof and
                          --------
Article IX hereof shall survive the termination of this Agreement.

          Section 11.11.  Further Assurances.  Each of the parties hereto shall
                          ------------------
execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions of this Agreement. Without limiting the generality of the foregoing, Seller shall (a) execute all documents necessary to grant Purchaser the disbursement payment authority contemplated by
Section 3.03 of this Agreement, (b) make any Seller regulatory filings or broker appointments that Purchaser is required to make on behalf of Seller hereunder and (c) grant any licenses to Purchaser with respect to any logos, trademarks, service marks or copyrights necessary for Purchaser to comply with the terms of this Agreement.

          SECTION 11.12.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY
                          -------------
AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MAINE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


                              UNUM LIFE INSURANCE COMPANY
                              OF AMERICA


                              By:   /s/ Kevin J. Tierney
                                    ----------------------
                                    Name:    Kevin J. Tierney
                                    Title:   Senior Vice President and
                                             General Counsel


                              THE LINCOLN NATIONAL LIFE
                                INSURANCE COMPANY

                              By:   /s/ Kelly D. Clevenger
                                    ------------------------
                                    Name:   Kelly D. Clevenger
                                    Title:  Vice President